FOR IMMEDIATELY RELEASE



   TANDYCRAFTS, INC. AGREES TO SELL JOSHUA'S CHRISTIAN STORES CHAIN TO FAMILY
                                CHRISTIAN STORES


FORT WORTH, TEXAS, April 20, 1998 -- Tandycrafts, Inc. (NYSE: TAC) today announced that it has reached an agreement to sell its 56-store Joshua's Christian Stores chain to Grand Rapids, Michigan-based Family Christian Stores. Family Christian Stores is the nation's largest Christian retailer with 210 stores in 34 states.

"Our decision to sell the Joshua's chain represents one more step in our continuing effort to focus on our most profitable and promising operations," said chief executive officer Michael J. Walsh. "This opportunity represents a good strategic fit for Family Christian Stores and we are pleased that they are committed to maintaining Joshua's retail operation moving forward."

Tandycrafts has owned Joshua's Christian Stores since 1986, growing the chain from five stores to its current position as one of the largest retail chains of inspirational books, Bibles, music and gift items, operating 56 stores in 10 states. In a recent Christian Retailing poll on store brand names in the Christian retailing industry, Family Christian Stores was ranked the most recognized store brand, followed by Joshua's at number two.

The sale will include Joshua's inventories and other assets and, including transaction related costs, is expected to result in a slight loss of $.02 to $.04 per share. Terms of the sale, which is expected to close by May 31, 1998, were not disclosed.

Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company and Sav-On Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions:
Pinnacle Art & Frame and Tandy Wholesale International.


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